EXHIBIT 10.1

TOLL BROTHERS, INC.

AMENDMENT TO CASH BONUS PLAN

This Amendment to the Cash Bonus Plan (this “Amendment”) has been adopted by the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Toll Brothers, Inc. (the “Company”) on December 15, 2006, pursuant to the authority granted to the Committee by the Board, subject to the consent of Robert I. Toll (the “Participant”). This Amendment amends the Toll Brothers, Inc. Cash Bonus Plan (the “Plan”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Plan. This Amendment is applicable to the payment otherwise to be made for the Plan Year ended October 31, 2006.

WHEREAS, the Company originally adopted the Plan in 1993 to provide a bonus program for the Participant.

WHEREAS, the stockholders of the Company approved certain amendments to the Plan, most recently at their March 2005 Annual Meeting, and the Company, with the consent of the Participant, further amended the Plan effective as of December 7, 2005.

WHEREAS, pursuant to Section 8(b) of the Plan, the Company may amend the Plan from time to time without stockholder approval if the amendment does not increase the amount of bonuses determined under the formula contained in Section 6(a) of the Plan, subject to the Participant’s consent.

WHEREAS, the Company, with the consent of the Participant, desires to amend the Plan in a manner that may decrease, but will not increase, the amount of bonus payable under the Plan.

NOW THEREFORE, in consideration of the terms and conditions set forth herein, and intending to be legally bound hereby, the Company and the Participant hereby agree as follows:

Section 1. Amendments to the Plan. Section 5 of the Plan is hereby amended to add the following Section 5(f):

(e)

(i) Notwithstanding the provisions of Sections 5(b) and 5(e) above, with respect to the Plan Year ended October 31, 2006 (the “2006 Bonus”), any bonus to which the Participant is entitled under Section 6 below shall not exceed $17,531,042. The 2006 Bonus shall be payable 60% in cash and 40% in Shares. For these purposes, the value of the portion of the 2006 Bonus that is payable in Shares shall be treated as though the value per Share remained at $28.91 from the end of the Plan Year through the date of payment or transfer. The portion of such bonus payable in Shares shall be paid by means of delivery of a number of Shares determined by dividing 40% of the bonus payable by $28.91, the closing price of a Share as of the last day of the Plan Year ended October 31, 2006, and equitably adjusting the number of Shares so calculated to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization occurring during the period beginning on the first day of the fiscal year following the fiscal year for which the payment is being made and the day immediately preceding the date of issuance of the Shares. In the event of a change in the kind of shares outstanding as a result of a merger, consolidation or other event, an appropriate and proportionate adjustment shall be made in the number and kind of shares otherwise payable.

Section 2. General Indemnity. The Company shall indemnify, defend and hold Participant harmless from and against any damages or financial liabilities Participant suffers or incurs, including any liabilities to the United States government, solely arising out of or resulting from this Amendment.

Section 3. Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the Plan and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

Section 4. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

In witness whereof, the Company has executed this Amendment to the Cash Bonus Plan as of the date set forth above.

TOLL BROTHERS, INC.
By:	Don H. Liu

Name:	Don H. Liu

Title:	Senior Vice President and General Counsel

The undersigned Participant hereby consents to the foregoing Amendment to the Cash Bonus Plan as of the date set forth above.

PARTICIPANT:
Robert I. Toll

Robert I. Toll